EXHIBIT 10.25
QUALCOMM INCORPORATED
2023 Long-Term Incentive Plan
Executive Restricted Stock Unit Grant Notice

Qualcomm Incorporated (the “Company”), pursuant to its 2023 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, the number of Restricted Stock Units set forth below, each of which represents the right to receive one (1) share of the Company’s common stock, subject to all of the terms and conditions as set forth in this Executive Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Executive Restricted Stock Unit Agreement (attached hereto) and the Plan1 which are incorporated herein in their entirety. Capitalized terms not otherwise defined in this Grant Notice or the Executive Restricted Stock Unit Agreement shall have the meaning set forth in the Plan.

Participant: «Employee»    Grant No.: «Number»
Emp #: «ID»    Number of Restricted Stock Units: «Shares_Granted»
Date of Grant: «Date of Grant»

Vesting Dates:

    Restricted Stock Units Vested    Vesting Date
    «1/3 Shares»    «Vesting Date 1»
    «1/3 Shares»    «Vesting Date 2»
    «1/3 Shares»    «Vesting Date 3»

Additional Terms/Acknowledgments: You must acknowledge, in the form determined by the Company, receipt of, and represent that you have read, understand, accept and agree to the terms and conditions of, this Grant Notice, the Agreement including the Exclusive Consulting Agreement attached to the Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.6 of the Plan).

Qualcomm Incorporated:

By:

<<Name>>
<<Title>>
<<Date>>

Attachment: Executive Restricted Stock Unit Agreement
1 A copy of the Plan can be obtained at go/MyHR.

Qualcomm Incorporated
2023 Long-Term Incentive Plan
Executive Restricted Stock Unit Agreement
Qualcomm Incorporated (the “Company”) has granted a number of Restricted Stock Units (this “Award”) with respect to the number of shares of the Company’s common stock (“Stock”) specified in the Executive Restricted Stock Unit Grant Notice (the “Grant Notice”) to you, the Participant named in the Grant Notice pursuant to the terms and conditions set forth in the Grant Notice, this Executive Restricted Stock Unit Agreement and the attachments hereto (together with the Grant Notice, the “Agreement”) and the 2023 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are not explicitly defined in the Grant Notice or this Agreement but are defined in the Plan shall have the same definitions as in the Plan.
The terms and conditions of this Award are as follows:
1.VESTING.
1.1SERVICE VESTING. Except to the extent that your Restricted Stock Units may vest earlier as provided in the Sections below, your Restricted Stock Units will vest to the extent you are in Service on the applicable Vesting Date(s) specified in the Grant Notice. If your Service terminates (or is deemed to have terminated) before the applicable Vesting Date(s) for any reason other than as specified in the remainder of this Section 1, your Restricted Stock Units otherwise scheduled to vest on such applicable Vesting Date(s) are not eligible to vest and shall be forfeited.
1.2ATTAINMENT OF NORMAL RETIREMENT AGE. Your Restricted Stock Units are eligible to be fully vested upon your attainment of Normal Retirement Age (as defined below), prior to your termination of employment, subject to your satisfaction of the conditions set forth in Section 2.1(b) below. If your employment terminates for any reason prior to your attainment of Normal Retirement Age, your Restricted Stock Units are not eligible to vest pursuant to this Section 1.2.
1.3DEATH. If your Service terminates because of your death, the vesting of your Restricted Stock Units shall be accelerated in full effective upon your death.
1.4DISABILITY. If your Service terminates because of your Disability, the vesting of your Restricted Stock Units shall be accelerated in full effective as of the date on which your Service terminates due to your Disability.
1.5QUALIFIED TERMINATION. If your employment terminates as a result of a Qualified Termination (as defined below) before you attain Normal Retirement Age, then effective as of your Qualified Termination, subject to your execution, delivery and non-revocation of a Separation Agreement (as defined in the Severance Plan) so that it becomes effective before the 60th day following your Qualified Termination and continued compliance with the Confidentiality Agreement (as defined in the Severance Plan) and the Separation Agreement (the “Qualified Termination Conditions”), the vesting of your Restricted Stock Units shall be accelerated effective as of the Qualified Termination with respect to a number of shares of Stock (rounded up to the nearest whole share) equal to the excess of (x) the number of Restricted Stock Units granted herein multiplied by a fraction, the numerator of which is equal to the number of months that have elapsed between the Date of Grant and the earlier of (1) the first anniversary of the Qualified Termination and (2) the final vesting date of the Restricted Stock Units and the denominator of which is the full number of months from the Date of Grant until the final vesting date of the Restricted Stock Units, over (y) the number of Restricted Stock Units (if any) that had vested prior to the Qualified Termination.

1.6CIC QUALIFIED TERMINATION. If your employment terminates as a result of a CIC Qualified Termination (as defined below) before you attain Normal Retirement Age, then the vesting of your remaining unvested Restricted Stock Units shall be accelerated in full effective as of the date of your CIC Qualified Termination subject to the Release (as described in the CIC Severance Plan) becoming non-revocable (the “CIC Qualified Termination Conditions”).
1.7SUSPENSION OF VESTING. Notwithstanding any other provision of the Plan or this Agreement, the Company reserves the right, in its sole discretion, to suspend or reduce vesting of this Award in the event of any leave of absence or part-time Service applicable to you which occurs prior to the applicable Vesting Date.
1.8CHANGE IN CONTROL.
(a)In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without your consent, either assume the Company’s rights and obligations under this Award or substitute for this Award a substantially equivalent award for the Acquiring Corporation’s stock.
(b)In the event the Acquiring Corporation elects not to assume or substitute for this Award in connection with a Change in Control, the vesting of this Award, so long as your Service has not terminated prior to the date of the Change in Control, shall be accelerated, effective as of immediately prior to the closing of the Change in Control. The vesting of this Award and payment of any shares of Stock by reason of this Section 1.8(b) shall be conditioned upon the consummation of the Change in Control.
(c)Notwithstanding the foregoing, shares of Stock acquired upon settlement of this Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided in this Agreement.
(d)Notwithstanding the foregoing, if the corporation the stock of which is subject to this Award immediately prior to an Ownership Change Event constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event, less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code, without regard to the provisions of Section 1504(b) of the Code, this Award shall be assumed, substituted or continued and shall not terminate (and the vesting of such award shall not accelerate as provided in Section 1.8(b) unless the Committee otherwise provides in its discretion.
1.9DEFINITIONS. For purposes of this Agreement, the following capitalized terms are defined as follows:
“Cause” has the meaning given such term in the Severance Plan before a Change in Control and the meaning given such term in the CIC Severance Plan on or after a Change in Control. Whether a termination of employment was for Cause or a termination of employment could have been implemented for Cause shall be determined by the Committee.
“CIC Qualified Termination” means a Qualified Termination as defined in the CIC Severance Plan.
“CIC Severance Plan” means the Qualcomm Incorporated Executive Officer Change in Control Severance Plan, as may be amended from time to time.

“Disability” has the meaning given such term in the Severance Plan and CIC Severance Plan.
“Normal Retirement Age” shall be [the later of: (a) the date which is three (3) months after the Grant Date or (b)] the earlier of (1) the date on which you have attained age fifty-five (55) and completed at least ten (10) years of consecutive employment (as measured from your most recent date of hire), or (2) the date on which the sum of all of your years of employment (with aggregation of any partial years of employment) and attained age equals 80.
“Qualified Termination” means a Qualified Termination as defined in the Severance Plan.
“Severance Plan” means the Qualcomm Incorporated Executive Officer Severance Plan, as may be amended from time to time.
2.PAYMENT OF YOUR RESTRICTED STOCK UNITS.
2.1TIMING OF PAYMENT.
(a)Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest in accordance with Section 1.1 will be paid to you via an issuance of shares no later than thirty (30) days after the applicable Vesting Date specified in the Grant Notice.
(b)Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that are eligible to vest in accordance with Section 1.2 in connection with your attainment of Normal Retirement Age prior to termination of employment will be paid to you via an issuance of shares no later than thirty (30) days after the applicable Vesting Date specified in the Grant Notice (or if later, no later than ten (10) days after the effective date of any required release as specified below); provided, however, that payments shall be made pursuant to this Section 2.1(b) following termination of your employment with the Participating Company only if such termination was not for Cause and you (A) execute a general release of claims in a form satisfactory to the Company and that general release becomes irrevocable before the 60th day following your termination of employment, and (B) comply with the requirements contained in the Exclusive Consulting Agreement attached hereto as Attachment 1 (the “Consulting Agreement”). Notwithstanding the foregoing, in the event you violate any of the provisions contained in the Consulting Agreement, any Restricted Stock Units that were otherwise eligible to vest pursuant to Section 1.2 shall be immediately forfeited without consideration. Additionally, in the event that either (i) your employment is terminated for Cause at any time prior to the date you are issued the shares of Stock, or (ii) the Committee determines that the occurrence of circumstances constituting Cause for your termination occurred at any time prior to the date you are issued the shares of Stock (and regardless of whether or not your employment is terminated for Cause or if you were employed on the date of such occurrence), your Restricted Stock Units are not eligible to vest and you shall immediately forfeit your right to payment with respect to any Restricted Stock Units following the date of such termination under this Section 2.1(b). You acknowledge and agree that your provision of services in compliance with the terms of the Consulting Agreement shall be taken into consideration solely for purposes of your eligibility to vest in the Award and shall not be deemed continued Service with the Participating Companies for purposes of your eligibility to vest in any other equity awards.
(c)Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest and become nonforfeitable in accordance with Sections 1.3 or 1.4 will be paid to you no later than thirty (30) days after the date your Service terminates.
(d)Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest and become nonforfeitable in accordance with Section 1.5 will be paid to you no later than 60 days after the date of your Qualified Termination, subject to your timely satisfaction of the Qualified Termination Conditions.
(e)Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest and become nonforfeitable in accordance with Section 1.6 will be paid to you no later than 60 days after the date of your CIC Qualified Termination, subject to your timely satisfaction of the CIC Qualified Termination Conditions.
2.2FORM OF PAYMENT. Your vested Restricted Stock Units shall be paid in an issuance of whole shares of Stock except as otherwise provided in Section 10.3 of the Plan regarding fractional shares attributable to Dividend Equivalents.
2.3TAX WITHHOLDING. You acknowledge that the Company and/or the Participating Company that employs you (the “Employer”) may be subject to withholding tax obligations arising by reason of the vesting and/or payment of this Award. You authorize your Employer to satisfy the withholding tax obligations by one or a combination of the following methods, as selected by the Company in its sole discretion: (a) withholding from your pay and any other amounts payable to you; (b) withholding of Stock and/or cash from the payment of this Award with the number of shares of Stock to be withheld to be calculated by reference to the Fair Market Value (as defined below in this Section 2.3) of such Stock; (c) arranging for the sale of shares of Stock payable in connection with this Award (on your behalf and at your direction which you authorize by accepting this Award); or (d) any other method allowed by the Plan or applicable law. Notwithstanding the foregoing, you may elect in the manner specified by the Company to make a cash payment to the Company or your Employer to satisfy the withholding tax obligations with respect to this Award, provided such election is made during an open trading window under the Qualcomm Insider Trading Policy and you are not in possession of any material nonpublic information at the time of such election. If your Employer satisfies the withholding obligations by withholding a number of whole shares of Stock as described in subsection (b) herein, for tax purposes you will be deemed to have been issued the full number of shares of Stock subject to this Award, notwithstanding that a number of shares is held back in order to satisfy the withholding obligations. The “Fair Market Value” of any Stock withheld pursuant to this Section 2.3 shall be determined by reference to an amount equal to the closing price of a share of Stock as quoted on any national or regional securities exchange or market system constituting the primary market for the Stock on the date of determination (or, if there is no closing price on that day, the last trading day prior to that day) or, if the Stock is not listed on a national or regional securities exchange or market system, the value of a share of Stock as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse. The Company shall not be required to issue any shares of Stock pursuant to this Agreement unless and until the withholding obligations are satisfied.
3.TAX ADVICE. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Award, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF THIS OR ANY OTHER AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
4.DIVIDEND EQUIVALENTS. If the Board declares a cash dividend on the Company’s Stock, you will be entitled to Dividend Equivalents in the form, payable on the terms and at such times as provided in Section 10.3 of the Plan.

5.SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon vesting of this Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this Award, you agree not to sell any of the shares of Stock received under this Award at a time when applicable laws or Company policies prohibit a sale.
6.TRANSFERABILITY. Prior to the issuance of shares of Stock in settlement of this Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary (if any), except (a) transfer by will or by the laws of descent and distribution or (b) to the extent permitted by the Company, transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death. All rights with respect to your Restricted Stock Units shall be exercisable during your lifetime only by you or your guardian or legal representative. Prior to actual payment any shares of Stock pursuant to this Award, this Award will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
7.AWARD NOT AN EMPLOYMENT OR SERVICE CONTRACT. This Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the employment or Service of a Participating Company, or of a Participating Company to continue your employment or Service with the Participating Company. In addition, nothing in your Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as an Employee, Director or Consultant for the Company.
8.RESTRICTIVE LEGEND. Stock issued pursuant to the vesting and payment of this Award may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
9.REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to this Award may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
10.VOTING AND OTHER RIGHTS. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of this Award.
11.CODE SECTION 409A. It is the intent that the terms relating to the vesting and payment of the Award as set forth in this Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing or anything herein to the contrary, if it is determined that this Award fails to satisfy the requirements of the “short-term deferral” exemption and is otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares of Stock that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all payments provided for under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments pursuant to this Award provided for under this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting or payments pursuant to this Award or require that any vesting or payments pursuant to this Award comply with the require Section of 409A of the Code. The Company will have no liability to you or any other party if the Award, the delivery of shares of Stock upon payment of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Company with respect thereto.
12.NOTICES. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
13.NATURE OF GRANT. In accepting the Award, you acknowledge and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
(b)the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if other awards have been awarded repeatedly in the past;
(c)all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan is voluntary;
(e)the Award and the shares of Stock subject to the Award are extraordinary items that do not constitute compensation of any kind for Services of any kind rendered to the Company or the Employer, and which are outside the scope of your employment or service contract, if any;
(f)the Award and the shares of Stock subject to the Award are not intended to replace any pension rights or compensation;
(g)the Award and the shares of Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Participating Company;
(h)the future value of the underlying shares of Stock is unknown and cannot be predicted with any certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of your Award resulting from termination of your employment or Service or your breach of any terms hereof (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)the Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and
(k)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
14.APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.
15.ARBITRATION. Any dispute or claim concerning any Restricted Stock Units granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of this Agreement or the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting this Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
16.AMENDMENT. Your Award may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 11 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.
17.GOVERNING PLAN DOCUMENT. This Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
18.SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
19.DESCRIPTION OF ELECTRONIC DELIVERY. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to you electronically. In addition, if permitted by the Company, you may electronically accept and acknowledge the Grant Notice and/or this Agreement and/or deliver such documents to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic acknowledgement, acceptance and/or delivery may include but do not necessarily include use of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means specified by the Company. You hereby consent to receive the above-listed documents by electronic delivery and, if permitted by the Company, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, as set forth herein.
20.WAIVER. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.
21.REPAYMENT/FORFEITURE. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as required to comply with (a) any applicable listing standards of a national securities exchange on which the Company’s securities are listed or as otherwise required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, including Rule 10D-1 of the Exchange Act, (b) other applicable U.S. laws, and the applicable laws of any other jurisdiction, (c) the Qualcomm Incorporated Incentive Compensation Repayment Policy, a copy of which is attached hereto as Attachment 2, or (d) any other repayment or forfeiture policies adopted by the Company, each to the extent determined by the Company in its discretion to be applicable to you.

Attachment 1

QUALCOMM INCORPORATED
EXCLUSIVE CONSULTING AGREEMENT
1.Consulting Services Following Normal Retirement Age.  In the event you terminate your employment with the Participating Companies and receive or are entitled to receive additional vesting, payments or other rights or benefits under the Award to which this Exclusive Consulting Agreement is attached as a result of having previously attained Normal Retirement Age, you will provide the Company consulting services related to the subject matter of that employment as provided in this Exclusive Consulting Agreement. Such consulting services will not exceed five (5) hours per month, and there will be no separate compensation for such services beyond that provided in the Award. Should the Company request services in excess of five (5) hours per month, you and the Company will negotiate appropriate compensation for such additional services before they are undertaken. You represent, warrant and covenant that you will perform any services under this Exclusive Consulting Agreement in a timely, professional and workmanlike manner and that all services, materials, information and deliverables provided by you hereunder will comply with (i) the requirements communicated by the Company, (ii) the Company’s policies and procedures; and (iii) any other agreements between you and the Company, including but not limited to any severance, confidentiality or proprietary agreements. All capitalized terms in this Exclusive Consulting Agreement not otherwise defined herein shall have the meaning prescribed by the Qualcomm Incorporated 2023 Long-Term Incentive Plan (the “Plan”) or the Award Agreement thereunder to which this Exclusive Consulting Agreement is attached.
2.The Award.  You are a former high-level executive who is terminating employment with the Participating Companies after attaining Normal Retirement Age with respect to the Award and as such you are eligible for additional vesting, payments or other rights or benefits under the Award. Your agreement to the terms and conditions of this Exclusive Consulting Agreement is an express condition of the Award and the additional provisions of the Award applicable to you following attainment of Normal Retirement Age with respect to the award. You acknowledge and agree that your provision of services in compliance with the terms of this Exclusive Consulting Agreement shall be taken into consideration solely for purposes of your eligibility to vest in the Award and shall not be deemed continued Service with the Participating Companies for purposes of your eligibility to vest in any other equity awards that may have been granted to you and with respect to which you did not attain Normal Retirement Age prior to your termination of employment.
3.Independent Contractor Relationship.  Your relationship with Company under this Exclusive Consulting Agreement is that of an independent contractor, and nothing herein is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship.  You will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing benefits, or retirement benefits, or awards under the Plan unless expressly provided in writing otherwise.  You agree that providing services under this Exclusive Consulting Agreement shall not be treated as Service for purposes of the Plan or the Award. You are not authorized to make any representation, contract, or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company officer.  You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority.  You will indemnify and hold harmless Company from and against any and all tax liability related to this Exclusive Consulting Agreement as well as any claims, actions, or charges arising out of or caused by your classification as an independent contractor.
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4.Exclusivity.
4.1The consultancy arrangement contemplated by this Exclusive Consulting Agreement shall be on an exclusive basis. You shall not, during the Term, without the prior written consent of the Compensation Committee, engage in any work, services, or other activities for any person or entity which directly or indirectly competes with Company in any way. This includes, but is not limited to acting as an employee, officer, director, contractor, owner, consultant, or agent of any such person or entity. The determination of whether a person or entity is competitive with Company shall be subject to the sole and exclusive discretion of the Compensation Committee. You shall act in the best interest of Company while providing the Exclusive Consulting Services to Company.
5.Term and Termination.
5.1Term.  This Exclusive Consulting Agreement is effective as of the date of your termination of employment with Company following Normal Retirement Age and will terminate on the two year anniversary thereof unless terminated earlier as set forth below (the “Term”).
5.2Termination by the Company.  The Company may terminate this Exclusive Consulting Agreement before the end of the Term for any breach of Section 4 hereof by you or any material breach by you of any other provision hereof. Should the Company believe that you breached this Exclusive Consulting Agreement in a manner that allows a termination pursuant to this Section 5.2, the Company will notify you in writing and allow you to cure any breach (if such breach is curable) within ten (10) days after the date of Company’s written notice of breach. You understand that if Company terminates this Exclusive Consulting Agreement pursuant to this Section 5.2, you will forfeit all additional vesting, payments or other rights or benefits under the Award as a result of having attained Normal Retirement Age and you will be subject to the Equity Clawback provisions of Section 6, below.
5.3Termination by You.  You may not terminate this Exclusive Consulting Agreement during the Term except or unless Company materially breaches this Consulting Agreement. Should you believe that Company materially breached this Exclusive Consulting Agreement, you will notify the Company in writing and allow Company to cure any breach (if such breach is curable) within ten (10) days after the date of your written notice of breach.
6.Equity Clawback. In the event of any breach by you of Section 4 hereof or any material breach by you of any other provision hereof, then any additional vesting, payments or other rights or benefits you may have as a result of having attained Normal Retirement Age shall automatically and immediately terminate and be forfeited. In addition, you shall, within thirty (30) days following notice from Company, pay to the Company an amount equal to the aggregate benefit, value or gain you realized or obtained as a result of any additional vesting, payments or other rights or benefits you received under the Award as a result of having attained Normal Retirement Age.

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Attachment 2

QUALCOMM INCORPORATED
Incentive Compensation Repayment Policy
(Effective October 2, 2023)
1.     INTRODUCTION
QUALCOMM Incorporated (the “Company”) is adopting this Incentive Compensation Repayment Policy (this “Policy”) to provide for the Company’s criteria and process for recovering certain Incentive Compensation (as defined below) erroneously awarded to or earned or received by Affected Officers (as defined below) under certain circumstances. This Policy is adopted effective as of the date set forth above (the “Effective Date”). As of the Effective Date, this Policy is the successor to and restates the Company’s Incentive Compensation Repayment Policy that was adopted effective September 23, 2020.
This Policy is administered by the HR and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Committee may amend or terminate this Policy at any time.
This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder, and the applicable rules of the Nasdaq Stock Market, including Rule 5608, or any other national securities exchange on which the Company’s securities are then listed (the “Exchange”) and will be interpreted and administered consistent with that intent.
2.     EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation received by an Affected Officer on or after the Effective Date to the extent permitted or required by applicable law or the rules of the Exchange.
3.     DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1 and includes the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a (significant) policy-making function, or any other person who performs similar policymaking functions for the Company. The Board makes a determination, at least annually, of the individuals who are the Company’s “officers” as defined in Exchange Act Rule 16a-1.
“Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole discretion. The Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange as required by such Exchange.
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission (“SEC”). Stock price and total shareholder return are also Financial Reporting Measures.
“Incentive Compensation” means any compensation that is awarded, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, paid or vested based in part on a Financial Reporting Measure.
“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).
4.    RECOVERY
If the Company is required to prepare a Restatement, the Company shall seek to recover and claw back reasonably promptly all Erroneously Awarded Compensation that is received by an Affected Officer:
(i)on and after the Effective Date;
(ii)after beginning service as an Affected Officer;
(iii)who served as an Affected Officer at any time during the performance period for that Incentive Compensation;
(iv)while the Company has a class of securities listed on the Exchange; and
(v)during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those years that results from a change in the Company’s fiscal year, provided that a transition period of nine to 12 months will be deemed to be a completed fiscal year).
For purposes of this Policy:
•Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
•the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.

For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.
To the extent required by applicable law or the rules of the Exchange any profits realized from the sale of securities of the Company are subject to recoupment under this Policy.
5.    SOURCES OF RECOUPMENT
In seeking recoupment of Erroneously Awarded Compensation under this Policy, to the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment from the Affected Officer(s) from any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; and (iv) direct repayment. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.
To the extent that an Affected Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall, or shall cause one or more of its subsidiaries to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the Affected Officer; provided that the Affected Officer shall be required to reimburse the Company and its subsidiaries for any and all expenses reasonably incurred (including legal fees) by the Company or any of its subsidiaries in recovering such Erroneously Awarded Compensation.
6.    LIMITED EXCEPTIONS TO RECOVERY
Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because:
(i)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;
(ii)    Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or
(iii)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.
7.    INDEMNIFICATION AND INSURANCE
Neither the Company nor any of its subsidiaries is permitted to indemnify or reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation. In addition, the Company and its subsidiaries are prohibited from paying the premiums on an insurance policy that would cover an Affected Officer’s potential clawback obligations, or entering into any agreement that exempts any Incentive Compensation from this Policy or that waives the Company or any of its subsidiary’s rights to recover Erroneously Awarded Compensation in accordance with this Policy, and this Policy shall supersede any such agreement.
8.    SEVERABILITY
If any provision of this Policy or the application of any such provision to any Affected Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
9.    NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company or limit any other remedies that the Company may have available to it and any other actions that the Company may take, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. The Company will comply with the disclosure, documentation and records requirements related to this Policy under Section 10D of the Exchange Act, applicable listing rules of the Exchange and applicable SEC filings. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company and any of its subsidiaries under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, offer letter, compensation plan, equity award agreement, or similar agreement, and any other legal remedies available to the Company or any of its subsidiaries. The Committee may require that any employment agreement, offer letter, compensation plan, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Affected Officer to agree to abide by the terms of this Policy.